Exhibit 99.1

ZOLL Medical Corporation Announces Second Quarter Results

~ Record Second Quarter Revenue and Net Income ~

CHELMSFORD, Mass.--(BUSINESS WIRE)--April 28, 2011--ZOLL Medical Corporation (Nasdaq GS: ZOLL), a manufacturer of resuscitation devices and related software solutions, today announced that revenues for the second quarter of fiscal 2011 increased 14% to $122.5 million, compared to revenues in the second quarter of last year of $107.1 million. Net income increased 65% to $6.0 million for the quarter, compared to $3.7 million in the prior year. Diluted earnings per share grew 59% to $0.27, compared to $0.17 in the prior year. Backlog at the end of the second quarter was approximately $29 million, as compared to $13 million at the end of Q1 2011 and $22 million at the end of Q2 2010.

Second quarter sales to the North American market were $63.2 million, a decrease of 2%, compared to $64.3 million for the prior-year period. Sales to the North American hospital market included U.S. Military/Big Government sales of $3.3 million in the second quarter of fiscal 2011, compared to $4.0 million for the same period in the prior year. Excluding this military business, core North American hospital sales increased 4% to $27.1 million compared to $26.2 million in the prior year. Sales to the North American pre-hospital market decreased 4% to $32.7 million, compared to $34.2 million last year. International revenues increased by 25% to $32.7 million, compared to $26.1 million in the same period in the prior year. LifeVest® revenues increased 60% to $26.6 million.

From a product perspective, total Temperature Management sales increased 52% to $6.1 million, compared to $4.0 million in the same period last year. Total AutoPulse® sales decreased 34% to $3.0 million, compared to $4.5 million in the second quarter of last year.

Gross margin for the second quarter was 58%, compared to 55% in the second quarter of fiscal 2010. The increase primarily reflected an increased mix of higher margin LifeVest revenue and a particularly favorable mix of International revenue from the Company’s direct subsidiaries.

Richard A. Packer, Chief Executive Officer of ZOLL, commented, “Q2 was a very strong quarter for ZOLL with good growth, as expected, from our LifeVest business. In addition, we were pleased to see higher than expected performance from our International business. This performance was broad-based geographically and included both core defibrillator products and our newer Temperature Management products.”

Commenting further on the second quarter, Mr. Packer stated, “We were also happy to see continued improvement in our gross margin. As the LifeVest revenue growth exceeds our corporate average growth, we should continue to see a positive impact on our gross margins. Q2 was particularly strong in our International direct business and that helped a lot.” He added, “Our backlog growth in Q2 reflected the improving overall business strength of our Company.”

Mr. Packer concluded, “We expected to build momentum as we moved through the year and, as you can see from our results, our bottom line is running ahead of plan. Q2 was a robust quarter overall, even though not all areas of the business are growing at this point. Based on our strength in the first half of fiscal 2011 and our strong backlog entering the back half of the year, we believe we will modestly exceed the high end of our earnings expectations for fiscal 2011.”

ZOLL will host a conference call on Thursday, April 28, 2011 at 5:00 p.m. EDT to discuss its second quarter financial results. This conference call will be accessible on the Company’s home page at www.zoll.com. Recorded replays of this conference call will be available on the web page beginning later that day.

About ZOLL Medical Corporation

ZOLL Medical Corporation develops and markets medical devices and software solutions that help advance emergency care and save lives, while increasing clinical and operational efficiencies. With products for defibrillation and monitoring, circulation and CPR feedback, data management, fluid resuscitation, and therapeutic temperature management, ZOLL provides a comprehensive set of technologies which help clinicians, EMS and fire professionals, and lay rescuers treat victims needing resuscitation and critical care.

A NASDAQ Global Select company and a Forbes 100 Most Trustworthy Company in 2007, 2008, and 2009, ZOLL develops and manufactures its products in the United States, in California, Colorado, Illinois, Massachusetts, Pennsylvania, and Rhode Island. More than 400 direct sales and service representatives, 1,100 business partners, and 200 independent representatives serve our customers in over 140 countries around the globe. For more information, visit www.zoll.com.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding revenues, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company's Annual Report on Form 10-K filed with the SEC on December 17, 2010 and updated in the Company’s Quarterly Reports on Form 10-Q filed subsequently to the Form 10-K. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

© 2011 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AutoPulse, LifeVest, and ZOLL are registered trademarks of ZOLL Medical Corporation. All trademarks are property of their respective owners.

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	April 3, 2011	October 3, 2010
ASSETS
Current assets:
Cash and cash equivalents	$55,743	$59,058
Short-term investments	1,660	3,203
Accounts receivable, net	93,515	99,543
Inventory	69,314	69,958
Prepaid expenses and other current assets	25,720	24,649
Total current assets	245,952	256,411
Property and equipment, net	59,328	49,923
Other assets, net	122,066	124,436
	$427,346	$430,770
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current and other liabilities:
Accounts payable	$20,041	$22,801
Accrued expenses and other liabilities	73,901	94,391
Total liabilities	93,942	117,192
Total stockholders’ equity	333,404	313,578
	$427,346	$430,770

ZOLL MEDICAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 3, 2011	April 4, 2010	April 3, 2011	April 4, 2010
Net sales	$122,495	$107,058	$235,657	$212,270
Cost of goods sold	51,132	48,358	102,944	97,399
Gross profit	71,363	58,700	132,713	114,871
Expenses:
Selling and marketing	39,240	32,472	74,022	64,083
General and administrative	11,843	9,403	22,215	18,914
Research and development	11,099	11,292	21,937	22,655
Total expenses	62,182	53,167	118,174	105,652
Income from operations	9,181	5,533	14,539	9,219
Other income	453	248	717	226
Income before taxes	9,634	5,781	15,256	9,445
Tax expense	3,613	2,125	5,332	3,479
Net income	$6,021	$3,656	$9,924	$5,966
Earnings per share:
Basic	$0.28	$0.17	$0.46	$0.28
Diluted	$0.27	$0.17	$0.45	$0.28
Weighted average common shares:
Basic	21,747	21,369	21,666	21,292
Diluted	22,467	21,759	22,294	21,625

CONTACT:
ZOLL Medical Corporation
A. Ernest Whiton, 978-421-9655
Chief Financial Officer